Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
COLLAGENEX PHARMACEUTICALS, INC.
BY
GALDERMA ACQUISITION INC.
a wholly owned subsidiary
OF
GALDERMA LABORATORIES, INC.
AT
$16.60 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, APRIL 4, 2008, UNLESS THE OFFER IS EXTENDED.

Galderma Laboratories, Inc. (“Galderma US”), through its wholly owned subsidiary, Galderma Acquisition Inc. (“Offeror”) is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), of CollaGenex Pharmaceuticals, Inc. (“CollaGenex”) at a price per share of $16.60 upon the terms and subject to the conditions set forth in this Offer to Purchase, dated March 10, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 25, 2008 (the “Merger Agreement”), by and among Galderma US, Offeror and CollaGenex. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis. See Section 14 — “Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into CollaGenex (the “Merger”), with CollaGenex surviving the Merger as a wholly owned subsidiary of Galderma US.

CollaGenex’s board of directors has unanimously (i) approved the Merger Agreement, and deemed the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the transactions contemplated by the Preferred Stockholder Agreement (as defined in the “Introduction” to this Offer to Purchase), advisable, fair to and in the best interests of the CollaGenex stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the transactions contemplated by the Preferred Stockholder Agreement, in all respects, and (iii) recommended that the CollaGenex stockholders accept the Offer and tender their Shares in the Offer and, to the extent required by applicable law, approve the Merger and adopt the Merger Agreement.

IMPORTANT

Any CollaGenex stockholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (i) complete and sign the Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer & Trust Company (the “Depositary”) together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request the CollaGenex stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror. A CollaGenex stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the CollaGenex stockholder wishes to tender those Shares.

Any CollaGenex stockholder that wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined in the “Introduction” to this Offer to Purchase), or that cannot comply with the procedures for book-entry transfer on a timely basis, may tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent. The CollaGenex stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES. SEE SECTION 6 — “PRICE RANGE OF THE SHARES; DIVIDENDS.”

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Shareholders Call Toll-Free: 877-800-5185
Banks and Brokers Call Collect: 212-750-5834

March 10, 2008

i

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of this Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:	All outstanding shares of common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), of CollaGenex Pharmaceuticals, Inc. (“CollaGenex”).

Price Offered Per Share:	$16.60 per Share, net to sellers in cash (such amount per Share paid pursuant to the Offer, the “Offer Price”).

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Friday, April 4, 2008.

Purchaser:	Galderma Acquisition Inc. (“Offeror”), a wholly owned subsidiary of Galderma Laboratories, Inc. (“Galderma US”).

Minimum Condition:	At least a majority of the total number of Shares on a fully-diluted basis (assuming conversion or exercise of all derivative securities of CollaGenex (excluding the Subject Series D-1 Shares (as defined below)) regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

CollaGenex’s Board of Directors’ Recommendation:	CollaGenex’s board of directors unanimously recommends the CollaGenex stockholders accept the Offer and tender their Shares in the Offer.

Other Information

•	The Offer is the first step in Galderma US’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of February 25, 2008 (the “Merger Agreement”), by and among Galderma US, Offeror and CollaGenex. If the Offer is successful, Galderma US, through its wholly owned subsidiary, will acquire any remaining Shares and any remaining Series D-1 Shares (as defined below) in a merger of Offeror with and into CollaGenex (the “Merger”), pursuant to which each remaining outstanding Share shall automatically be converted into the right to receive the Offer Price in cash and each remaining outstanding share of Series D-1 Cumulative Convertible Preferred Stock, par value $0.01 per share (each, a “Series D-1 Share” and, collectively, the “Series D-1 Shares”), of CollaGenex (the “Series D-1 Preferred Stock”) shall automatically be converted into the right to receive an amount equal to the product of the number of shares of CollaGenex common stock into which such Series D-1 Share is convertible multiplied by the Offer Price in cash. CollaGenex stockholders will have appraisal rights in the Merger, but not in the Offer.

•	The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Friday, April 4, 2008 (or the latest time and date as the Offer may be extended, the “Expiration Date”) unless we extend the Offer. We (1) may, and at CollaGenex’s request will, extend the Offer from time to time for one or more periods of time up to 10 business days (or such longer period as CollaGenex may agree in writing) per extension if, on any Expiration Date, any of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) will not have been satisfied or waived (provided that Offeror will not be obligated to extend the Offer to a date later than June 30, 2008 or, in the event that the applicable expiration or termination period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), has not occurred prior to June 30, 2008, to a date later than September 30, 2008) and (2) will extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the

SEC applicable to the Offer. If all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any Shares then owned by Galderma US, is less than 90% of the outstanding shares of CollaGenex common stock, we, without CollaGenex’s consent, may, and at CollaGenex’s request will, commence one or more subsequent offering periods for three to 20 business days for the remaining outstanding Shares. In addition, CollaGenex granted to Galderma US and Offeror an irrevocable option to purchase, at a per share price equal to the price to be paid in the Offer, a number of shares of CollaGenex common stock that, when added to the number of shares of CollaGenex common stock owned by Galderma US and Offeror immediately following consummation of the Offer, equals one share more than 90% of the shares of CollaGenex common stock then outstanding on a fully-diluted basis. The option is only exercisable after Galderma US and Offeror beneficially own at least 80% of the outstanding shares of CollaGenex common stock on a fully-diluted basis.

•	If we extend the Offer, we will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

•	Concurrently with the execution of the Merger Agreement, Galderma US and Offeror entered into a Preferred Stock Purchase and Voting Agreement (the “Preferred Stockholder Agreement”), with certain holders of Series D-1 Preferred Stock (collectively, the “CollaGenex Preferred Stockholders”), pursuant to which each CollaGenex Preferred Stockholder agreed to, among other things, sell to Offeror all of such CollaGenex Preferred Stockholder’s Series D-1 Shares (collectively, the “Subject Series D-1 Shares”) immediately following the time Offeror purchases Shares in the Offer, such Subject Series D-1 Shares representing 95% of the outstanding Series D-1 Shares and approximately 9.3% of the outstanding Shares (on an as-converted basis).

CollaGenex’s Board of Directors’ Recommendation

CollaGenex’s board of directors recommends that the CollaGenex stockholders accept the Offer and tender their Shares in the Offer. At a meeting held on February 25, 2008, CollaGenex’s board of directors, among other things:

•	approved the Merger Agreement, and deemed the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the transactions contemplated by the Preferred Stockholder Agreement, advisable, fair to and in the best interests of the CollaGenex stockholders;

•	approved the form, terms and provisions of the Merger Agreement, the execution and delivery of the Merger Agreement, the performance by CollaGenex of its obligations thereunder and the consummation by CollaGenex of the Merger and the transactions contemplated thereby; and

•	recommended that the CollaGenex stockholders (1) accept the Offer and tender their Shares in the Offer, and, to the extent required by applicable law, (2) approve the Merger and adopt of the Merger Agreement.

Conditions and Termination

We are not required to complete the Offer, unless:

•	the number of Shares validly tendered is at least a majority of the total number of Shares on a fully-diluted basis (assuming conversion or exercise of all derivative securities of CollaGenex (excluding the Subject Series D-1 Shares), regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); and

•	expiration or termination of the waiting period (and any extension thereof) imposed by the HSR Act has occurred.

See Section 11 — “Purpose of the Offer; The Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for CollaGenex” and Section 14 — “Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and Galderma US’s and CollaGenex’s respective rights to terminate the Merger Agreement. The Offer is not conditioned on Galderma US’s obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, this is what you must do:

•	If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary for the Offer or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase.

•	If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed notice of guaranteed delivery. Please call the Information Agent, Innisfree M&A Incorporated, at (877) 800-5185 (Toll-Free) or (212) 750-5834 (Collect) for assistance. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase for further details.

•	If you hold your Shares through a broker or bank, you should contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

•	If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights” in this Offer to Purchase for further details.

Recent CollaGenex Trading Prices

•	The closing price for shares of CollaGenex common stock was $12.80 per share on February 25, 2008, the last trading day before we announced the Merger Agreement, and $16.37 per share on March 7, 2008, the last trading day before the date of this Offer to Purchase. You should obtain a current quote for the market price of shares of CollaGenex common stock.

Before Deciding Whether to Tender, You Should Obtain a Current Market Quotation for the Shares

•	If the Offer is successful, we expect the Shares to continue to be traded on the Nasdaq Global Market (“NASDAQ”) until the time of the Merger, although we expect trading volume to be significantly below its pre-Offer level. Please note that the time period between completion of the Offer and the Merger may be very short (i.e., less than one trading day).

Material U.S. Federal Income Tax Consequences

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a CollaGenex stockholder that receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the CollaGenex stockholder’s tax basis in the Shares sold or exchanged. See Section 5 — “Material U.S. Federal Income Tax Consequences” in this Offer to Purchase for further details. CollaGenex stockholders should consult their tax advisor regarding the particular tax consequences of the Offer and the Merger to them, including the federal, state, local and non-U.S. tax consequences.

Further Information

•	If you have questions about the offer, you can call the Information Agent:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Shareholders Call Toll-Free: 877-800-5185
Banks and Brokers Call Collect: 212-750-5834

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions you, as a CollaGenex stockholder, may have about the Offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

Galderma Acquisition Inc., a Delaware corporation formed for the purpose of making this acquisition. We are a wholly owned subsidiary of Galderma US. See the “Introduction” to this Offer to Purchase and Section 9 — “Information Concerning Galderma US and Offeror” in this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Galderma US will provide Offeror with sufficient funds (1) to purchase all Shares validly tendered in the Offer and all Series D-1 Shares sold in accordance with the terms and conditions of the Preferred Stockholder Agreement and (2) to provide funding for our acquisition of the remaining Shares and Series D-1 Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. Galderma US will obtain the necessary funds from its ongoing free cash flow and its affiliates. See Section 12 — “Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my CollaGenex shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we will have through our affiliates sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire (1) all remaining Shares in the Merger for the same cash price as the Offer Price and (2) the Subject Series D-1 Shares pursuant to the terms and conditions of the Preferred Stockholder Agreement and all remaining Series D-1 Shares in the Merger for a cash price per Series D-1 Share equal to the product of the number of Shares into which such Series D-1 Share is convertible multiplied by the Offer Price.

See Section 12 — “Source and Amount of Funds” in this Offer to Purchase.

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for at least a majority of the total number of Shares and the other conditions to the Merger are satisfied or waived, Offeror will merge with and into CollaGenex. In the Merger, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price and all remaining Series D-1 Shares for a cash price per Series D-1 Share equal to the product of the number of Shares into which such Series D-1 Share is convertible multiplied by the Offer Price. If the Merger takes place, Galderma US will own all of the Shares and all of the Series D-1 Shares, and all the remaining CollaGenex stockholders (other than the CollaGenex dissenting stockholders that properly exercise appraisal rights) will receive (1) the Offer Price for each Share held by such remaining CollaGenex stockholder and (2) a cash price equal the product of the number of Shares into which each Series D-1 Share is convertible multiplied by the Offer Price for each Series D-1 Share held by such remaining CollaGenex stockholder. See Section 11(b) — “The Merger Agreement” and Section 14 — “Conditions of the Offer” in this Offer to Purchase for a description of the conditions to the Merger.

Who should I call if I have questions about the tender offer? Where do I get additional copies of the offer documents?

You may call Innisfree M&A Incorporated toll-free at (877) 800-5185 or collect at (212) 750-5834. Innisfree M&A Incorporated is acting as the Information Agent.

To: All Holders of Shares of Common Stock of CollaGenex Pharmaceuticals, Inc.:

INTRODUCTION

Galderma Acquisition Inc. (“Offeror”), a Delaware corporation and a wholly owned subsidiary of Galderma Laboratories, Inc., a Delaware corporation (“Galderma US”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), of CollaGenex Pharmaceuticals, Inc., a Delaware corporation (“CollaGenex”), at a purchase price of $16.60 per Share, net to sellers in cash (such amount per Share paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 25, 2008 (the “Merger Agreement”), by and among Galderma US, Offeror and CollaGenex. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis (excluding the Subject Series D-1 Shares (as defined below)). See Section 14 — “Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into CollaGenex (the “Merger”).

The tendering CollaGenex stockholders that are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. CollaGenex stockholders that hold their Shares through bankers or brokers should check with those institutions as to whether or not they charge any service fee. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Galderma US will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary, and Innisfree M&A Incorporated, as Information Agent, incurred in connection with the Offer. See Section 16 — “Fees and Expenses.”

CollaGenex’s board of directors has unanimously (i) approved the Merger Agreement, and deemed the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the transactions contemplated by the Preferred Stockholder Agreement (as defined below), advisable, fair to and in the best interests of the CollaGenex stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the transactions contemplated by the Preferred Stockholder Agreement, in all respects, and (iii) recommended that the CollaGenex stockholders accept the Offer and tender their Shares in the Offer and, to the extent required by applicable law, approve the Merger and adopt the Merger Agreement.

Offeror is not required to purchase any Shares unless a majority of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of CollaGenex (excluding the Subject Series D-1 Shares (as defined below)) regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) are validly tendered and not withdrawn prior to the expiration of the Offer (the “Minimum Condition”). The Offer also is subject to certain other terms and conditions. See Sections 1 — “Terms of the Offer,” 14 — “Conditions of the Offer” and 15 — “Legal Matters; Required Regulatory Approvals.”

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, at the end of April 4, 2008, unless Offeror determines to extend the period of time for which the initial offering period of the Offer is open, subject to the terms and conditions of the Merger Agreement, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire.

Offeror (1) may, and at CollaGenex’s request will, extend the Offer from time to time for one or more periods of time up to ten business days (or such longer period as CollaGenex may agree in writing) per extension if, on any

Expiration Date, any of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) will not have been satisfied or waived (provided that Offeror will not be obligated to extend the Offer to a date later than June 30, 2008 or, in the event that the applicable expiration or termination period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), has not occurred prior to June 30, 2008, to a date later than September 30, 2008) and (2) will extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer. If all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any Shares then owned by Galderma US, is less than 90% of the outstanding shares of CollaGenex common stock, we, without CollaGenex’s consent, may, and at CollaGenex’s request will, commence one or more subsequent offering periods for three to 20 business days for the remaining outstanding Shares. In addition, CollaGenex granted to Galderma US and Offeror an irrevocable option to purchase, at a per share price equal to the price to be paid in the Offer, a number of shares of CollaGenex common stock that, when added to the number of shares of CollaGenex common stock owned by Galderma US and Offeror immediately following consummation of the Offer, equals one share more than 90% of the shares of CollaGenex common stock then outstanding on a fully-diluted basis. The option is only exercisable after Galderma US and Offeror beneficially own at least 80% of the outstanding shares of CollaGenex common stock on a fully-diluted basis.

Following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger will occur, pursuant to which Offeror will merge with and into CollaGenex, with CollaGenex continuing as the surviving corporation (the “Surviving Corporation”) after the Merger. In the Merger, (1) each outstanding Share that is not directly owned by CollaGenex, Galderma US or Offeror or any of their subsidiaries (other than Shares held by CollaGenex stockholders that perfect their appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price and (2) each outstanding Series D-1 Share that is not directly owned by CollaGenex, Galderma US or Offeror or any of their subsidiaries (other than Series D-1 Shares held by CollaGenex stockholders that perfect their appraisal rights under the DGCL) will be converted into the right to receive an amount equal to the product of the number of Shares into which such Series D-1 Share is convertible multiplied by the Offer Price. Section 11(b) contains a more detailed description of the Merger Agreement. Section 5 describes the material U.S. federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

Cowen and Company, LLC (“Cowen”) has delivered to CollaGenex’s board of directors an opinion, dated February 25, 2008, to the effect that, as of that date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by holders of CollaGenex common stock, other than Galderma US and its affiliates, in the Offer and the Merger is fair, from a financial point of view, to such stockholders. A copy of Cowen’s opinion is included with CollaGenex’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed with this Offer to Purchase, and CollaGenex stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Cowen.

Concurrently with the execution of the Merger Agreement, certain holders of Series D-1 Preferred Stock (collectively, the “CollaGenex Preferred Stockholders”), entered into a Preferred Stock Purchase and Voting Agreement (incorporated as Exhibit (d)(2) hereto and described below)(the “Preferred Stockholder Agreement”), pursuant to which each CollaGenex Preferred Stockholder agreed to, among other things, sell to Offeror all of such CollaGenex Preferred Stockholder’s shares of the Series D-1 Cumulative Convertible Preferred Stock, par value $0.01 per share (each, a “Series D-1 Share” and, collectively, the “Series D-1 Shares”), of CollaGenex (the “Series D-1 Preferred Stock”), immediately following the time Offeror purchases Shares in the Offer, such Series D-1 Shares (collectively, the “Subject Series D-1 Shares”) representing 95% of the outstanding Series D-1 Shares and approximately 9.3% of the outstanding Shares (on an as-converted basis).

Approval of the Merger requires the affirmative vote of holders of a majority in voting power of the outstanding shares of CollaGenex common stock and Series D-1 Preferred Stock (voting on an as-converted basis). If the Minimum Condition and the other conditions to the Offer are satisfied or waived and the Offer is completed, Offeror will own a sufficient number of Shares and Series D-1 Shares to ensure that the Merger will be approved by CollaGenex stockholders. CollaGenex has advised Offeror that approval of the Merger does not require the affirmative vote of the holders of a majority of the outstanding shares of Series D-1 Preferred Stock, voting separately as a class. In the event that such a class vote were required, Offeror would vote the Subject Series D-1 Shares in favor of the Merger, which would ensure that that the Merger will be approved by the holders of Series D-1 Preferred Stock. See Section 11 — “Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ’Going Private’ Transactions; Plans for CollaGenex.”

To the knowledge of CollaGenex, after reasonable inquiry, all of CollaGenex’s executive officers, directors and affiliates currently intend to (1) tender or cause to be tendered all Shares held of record or beneficially owned by them pursuant to the Offer other than Shares, if any, that such person may have an unexercised right to purchase and (2) if necessary, to vote such shares in favor of the Merger. The foregoing does not include any Shares over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

The Offer is conditioned upon the fulfillment of the conditions described in Section 14 — “Conditions of the Offer.” The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Friday, April 4, 2008, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that CollaGenex stockholders should read carefully before making any decision with respect to the Offer.

1.	TERMS OF THE OFFER

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” on or prior to the Expiration Date.

If, at the Expiration Date, the conditions to the Offer described in Section 14 — “Conditions of the Offer” have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, Offeror may, and at CollaGenex’s request will, extend the Expiration Date for one or more periods of time of not more than ten business days (or such longer period as CollaGenex may agree in writing), provided that Offeror will not be obligated to extend the Offer to a date later than June 30, 2008 or, in the event that the applicable expiration or termination period under the HSR Act has not occurred prior to June 30, 2008, to a date later than September 30, 2008. Offeror will from time to time extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. CollaGenex stockholders may withdraw their Shares previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4 — “Withdrawal Rights.”

Offeror also has agreed in the Merger Agreement that, if at the Expiration Date, all conditions of the Offer have been satisfied but the number of Shares that have been validly tendered and not withdrawn in the Offer (together with any Shares then owned by Galderma US) is less than 90% of the outstanding Shares, Offeror, without CollaGenex’s consent, may, and at CollaGenex’s request will, in compliance with applicable law, provide for one or more subsequent offering periods. A subsequent offering period, if one or more is provided, will allow CollaGenex stockholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. Pursuant to the Merger Agreement, if Offeror elects to have, or CollaGenex requests Offeror to have, one or more subsequent offering periods, each such subsequent offering period will not be shorter than three business days nor longer than 20 business days. In a subsequent offering period, Shares may be tendered as is applicable in the Offer (except that Shares tendered may not be withdrawn) and Offeror will immediately accept and promptly pay for Shares as they are tendered. In the event that Offeror elects to provide, or CollaGenex requests Offeror to provide, a subsequent offering period, it will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for April 4, 2008.

CollaGenex granted to Galderma US and Offeror an irrevocable option to purchase, at a per share price equal to the price to be paid in the Offer, a number of Shares that, when added to the number of Shares owned by Galderma

US and Offeror immediately following consummation of the Offer, equals one Share more than 90% of the Shares then outstanding on a fully-diluted basis. The option is only exercisable after Galderma US and Offeror beneficially own at least 80% of the outstanding Shares on a fully-diluted basis.

Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, Offeror also reserves the right, at any time or from time to time, to (1) delay purchase of, or, payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15 — “Legal Matters; Required Regulatory Approvals”; or if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14 — “Conditions of the Offer”; (2) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14 — “Conditions of the Offer”; and (3) except as set forth in the Merger Agreement, waive any condition to the Offer (other than the Minimum Condition, which may only be waived with CollaGenex’s prior written consent) or otherwise amend the Offer in any respect; in each case, by giving oral followed by written notice of the delay, termination, waiver or amendment to the Depositary. Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires Offeror to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and that Offeror may not delay purchase of, or payment for (except as provided in clause (1) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

The rights that Offeror reserves in the preceding paragraph are in addition to its rights pursuant to Section 14 — “Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Galderma US and Offeror may choose to make any public announcement, Galderma US and Offeror will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If Offeror makes a material change in the terms of the Offer, or if Offeror waives a material condition to the Offer, Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum 10-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Offeror decreases the number of Shares being sought (which would require the prior written consent of CollaGenex), or increases or decreases (which decrease would require the prior written consent of CollaGenex) the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from the date that notice of the increase or decrease is first published, sent or given to CollaGenex stockholders, Offeror will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to be closed.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14 — “Conditions of the Offer.”

Consummation of the Offer also is conditioned upon expiration or termination of the waiting period (and any extension thereof) imposed by the HSR Act, the absence of any Materially Burdensome Condition (as defined in Section 11 — “Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going

Private’ Transactions; Plans for CollaGenex”) imposed in connection with obtaining any such approvals or terminations, and the satisfaction or waiver of other conditions set forth in Section 14 — “Conditions of the Offer.” Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which may only be waived with CollaGenex’s prior written consent. In the event that Offeror waives any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to CollaGenex stockholders, require that the Offer remain open for an additional period of time and/or that Galderma US and Offeror disseminate information concerning such waiver.

CollaGenex has provided Galderma US and Offeror with its stockholder lists and security position listings for the purpose of disseminating the Offer to CollaGenex stockholders. Galderma US and Offeror will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and Galderma US and Offeror will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if Offeror extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4 — “Withdrawal Rights”) prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14 — “Conditions of the Offer.” If Offeror includes a subsequent offering period, Offeror will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

For information with respect to approvals that Galderma US and Offeror are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15 — “Legal Matters; Required Regulatory Approvals.”

In all cases, Offeror will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”; (b) the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce that agreement against the participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering CollaGenex stockholders for the purpose of receiving payment from Offeror and transmitting payment to validly tendering CollaGenex stockholders.

If Offeror does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, Offeror will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Offeror increases the price offered to CollaGenex stockholders in the Offer, Offeror will pay the increased price to all CollaGenex stockholders from whom Offeror purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the price in the Offer.

Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

Valid Tender of Shares.  Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (1) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (2) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

Book-Entry Transfer.  The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, the tendering CollaGenex stockholder must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering CollaGenex stockholder’s acceptance of the Offer, as well as the tendering CollaGenex stockholder’s representation and warranty that the CollaGenex stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Offeror and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees.  A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (1) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each such delivery of Share Certificates.

Guaranteed Delivery.  If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•	the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by Offeror; and

•	the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, Offeror will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering CollaGenex stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility.

U.S. Federal Income Tax Backup Withholding.  Under U.S. federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. Certain CollaGenex stockholders (including, among others, all corporations and certain foreign persons) may not be subject to backup withholding. To avoid backup withholding, a CollaGenex stockholder must provide the Depositary with (i) the CollaGenex stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the CollaGenex stockholder is not subject to backup withholding, or (ii) otherwise establish an adequate basis for exemption. If a stockholder does not provide its correct TIN with the certifications described above or otherwise establish an adequate basis for exemption, the U.S. Internal Revenue Service may impose a penalty on the CollaGenex stockholder, and any payment made to the CollaGenex stockholder pursuant to the Offer may be subject to backup withholding. All CollaGenex stockholders surrendering Shares pursuant to the Offer that are U.S. persons should either complete and sign the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish an adequate basis for exemption. Foreign CollaGenex stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These CollaGenex stockholders should consult their tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to an CollaGenex stockholder may be refunded or credited against the CollaGenex stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

Appointment as Proxy.  By executing the Letter of Transmittal, you irrevocably appoint Offeror’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Offeror accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Offeror accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Offeror’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of CollaGenex stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of CollaGenex stockholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of CollaGenex stockholders.

Determination of Validity.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding on all parties. Offeror reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Offeror not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror’s counsel, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires CollaGenex’s prior written consent) or any defect or irregularity in any tender of Shares by any particular CollaGenex stockholder, whether or not similar defects or irregularities are waived in the case of other CollaGenex stockholders. Offeror’s interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Offeror. None of Galderma US, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.	WITHDRAWAL RIGHTS

Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date). In addition, unless your shares have previously been accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after May 9, 2008. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Offeror is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Offeror’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Offeror’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent to which you are entitled to and duly exercise withdrawal rights as described in this Section 4 — “Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of Galderma US, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the Offer and the Merger to holders of Shares. As used herein, “holder” means a beneficial owner of Shares that is an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia; a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate the income of which is subject to U.S. federal income tax regardless of its source. We base this discussion on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

This discussion assumes that a holder holds Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, non-U.S. persons, shareholders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, shareholders who acquired Shares through the exercise of employee stock options or other compensation arrangements, or persons that are partners in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Shares). This discussion does not address the tax consequences of the Merger to holders of Shares who validly exercise dissenters’

rights with respect to their Shares. In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

The receipt of cash pursuant to the Offer or the Merger by holders of Shares will be a taxable transaction for U.S. federal income tax purposes. In general, a holder of Shares will recognize gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for such Shares and (ii) the holder’s adjusted tax basis in such Shares. If a holder acquired different blocks of Shares at different times or different prices, the holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of Shares. If the holding period in the Shares surrendered in the Offer or the Merger is greater than one year, the gain or loss will be long-term capital gain or loss. Capital losses are subject to limitations on deductibility for both corporate and non-corporate holders.

See Section 3 of this Offer to Purchase with respect to the application of U.S. federal income tax backup withholding to payments made pursuant to the Offer.

Holders of Shares should consult their own tax advisor to determine the particular tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for Shares pursuant to the Offer or the Merger.

6.	PRICE RANGE OF THE SHARES; DIVIDENDS

The Shares are traded on the NASDAQ under the symbol “CGPI.” The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NASDAQ during each quarter presented.

CollaGenex Pharmaceuticals, Inc.

	High	Low

Fiscal 2005
First Quarter	$7.52	$4.50
Second Quarter	7.61	3.99
Third Quarter	9.95	7.15
Fourth Quarter	12.07	8.50
Fiscal 2006
First Quarter	$14.80	$11.27
Second Quarter	14.67	10.52
Third Quarter	13.22	8.52
Fourth Quarter	14.65	11.35
Fiscal 2007
First Quarter	$15.58	$12.70
Second Quarter	14.48	9.91
Third Quarter	13.49	8.98
Fourth Quarter	10.68	7.49
Fiscal 2008
First Quarter (through March 7, 2008)	$16.37	$9.82

CollaGenex has not paid cash dividends on the Shares during the last two years. Under the terms of the Merger Agreement, CollaGenex is not permitted to declare or pay dividends with respect to the Shares.

On February 25, 2008, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ for the Shares was $12.80 per Share. On March 7, 2008, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on the NASDAQ for the Shares was $16.37 per Share.

CollaGenex stockholders are urged to obtain current market quotations for the Shares.

7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Galderma US nor Offeror can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

NASDAQ Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards set forth in the NASDAQ’s published guidelines for continued listing on the NASDAQ. According to the NASDAQ’s published guidelines, the NASDAQ would consider delisting the Shares if, among other things (i) the number of total shareholders falls below 400; (ii) the market value of publicly held Shares falls below $5,000,000; or (iii) the number of publicly held Shares (exclusive of Shares held by officers, directors, or beneficial owners of 10% or more) falls below 750,000. In this event, the market for Shares would be adversely affected. In the event the Shares were no longer listed on the NASDAQ, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources.

The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration.  The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by CollaGenex to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that CollaGenex is required to furnish to CollaGenex stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to CollaGenex. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to CollaGenex. In addition, the ability of “affiliates” of CollaGenex and persons holding “restricted securities” of CollaGenex to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. Galderma US and Offeror believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be Offeror’s intention to cause CollaGenex to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NASDAQ (unless delisted as set forth in “— Nasdaq Listing”) will be terminated following the completion of the Merger.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.	INFORMATION CONCERNING COLLAGENEX

Except as specifically described herein, the information concerning CollaGenex contained in this Offer to Purchase has been taken from or is based upon information furnished by CollaGenex or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to CollaGenex’s public filings with the SEC (which may be obtained and inspected as described below) and should be reviewed in conjunction with the more comprehensive financial and other information contained in such reports and other publicly available information. None of Galderma US, Offeror or any of their affiliates has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Galderma US, Offeror or any of their affiliates assumes any responsibility for the accuracy or completeness of the information concerning CollaGenex, whether furnished by CollaGenex or contained in such documents or records, or for any failure by CollaGenex to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Galderma US, Offeror or their affiliates.

General.  CollaGenex is a Delaware corporation with its principal executive offices located at 41 University Drive, Newton, Pennsylvania 18940. The telephone number at that location is (215) 579-7388. CollaGenex is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market.

Available Information.  CollaGenex is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s regional office located at 3 World Financial Center, Room 4-300, New York, New York 10281-1022. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. CollaGenex’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. CollaGenex maintains an Internet website at www.collagenex.com that investors and interested parties can access, free of charge, to obtain copies of all reports, proxy and information statements and other information that CollaGenex submits to the SEC. CollaGenex updates its Internet website as soon as practicable after CollaGenex electronically files such materials with, or furnishes such materials to, the SEC. This information includes, without limitation, copies of CollaGenex’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.

Certain Preliminary Financial Information.  In connection with the due diligence review of CollaGenex by Galderma (as defined in Section 9 — “Information Concerning Galderma US and Offeror”), at the January 5, 2008 meeting with representatives of Galderma and certain representatives of Galderma’s financial and legal advisors (see Section 10 — “Background of the Offer; Past Contacts or Negotiations With CollaGenex”), CollaGenex representatives presented to Galderma preliminary financial results for CollaGenex and its consolidated subsidiaries for the three months ended December 31, 2007, including preliminary revenues, operating income and net income for such period; CollaGenex updated this information and, on January 24, 2008, furnished the updated version by posting it in the electronic data room (the foregoing information presented on January 5, 2008 and furnished on January 24, 2008 is collectively referred to as the “Preliminary Financial Information”). A summary of the Preliminary Financial Information is set forth below.

The Preliminary Financial Information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants, or generally accepted accounting principles. The Preliminary Financial Information is being included in this Offer to Purchase not to influence your decision whether to tender your Shares in the Offer, but rather because it was made available by CollaGenex to Galderma and its financial advisor.

The Preliminary Financial Information does not include any information or notes required to be included in interim financial statements. The review of the Preliminary Financial Information by CollaGenex’s independent accounting firm as required by Statement of Auditing Standards 100 has not been completed. Furthermore, the Preliminary Financial Information is subject to other matters that may arise in the course of CollaGenex’s accounting review. The Preliminary Financial Information has not been audited and is therefore subject to revision, which might be material. There can be no assurance that the Preliminary Financial Information will be consistent with final audited information, which may vary materially from the information set forth below.

The Preliminary Financial Information does not contain all of the disclosures that would otherwise be required under generally accepted accounting principles.

None of CollaGenex, Galderma US, Offeror or their respective affiliates, advisors, representatives nor any other person undertakes any obligation to update or otherwise reconcile or revise this information to reflect circumstances after the date this information was generated or to reflect events that may result in this information being in error.

The Preliminary Financial Information should be read together with the historical financial statements of CollaGenex and any superseding future financial statements of CollaGenex, which may be obtained in the manner described above under “Available Information .”

PRELIMINARY FINANCIAL INFORMATION

Consolidated Income Statement Items for fiscal year ending December 31, 2007.

				Forecast Presented		Forecast Furnished
				January 5,		January 24,
Fiscal Year	Actual			2008		2008
Income	Q1	Q2	Q3	Q4		Q4
Statement	2007	2007	2007	2007	2007	2007	2007
	(unaudited, amounts in thousands)

Total Revenues	$14,274	$16,363	$15,935	$16,786	$63,358	$17,051	$63,626
Operating Income (Loss)	(5,278)	(5,055)	(1,811)	(1,884)	(14,028)	23	(12,121)
Net Income (Loss)	(4,443)	(4,286)	(1,054)	(1,149)	(10,932)	824	(8,959)

Certain Internal Projections and Forecasts.  CollaGenex does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year, and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of CollaGenex by Galderma, at the January 5, 2008 meeting with representatives of Galderma and certain representatives of Galderma’s financial and legal advisors (see Section 10 — “Background of the Offer; Past Contacts or Negotiations With CollaGenex”), CollaGenex representatives presented to Galderma non-public internal financial forecasts regarding its anticipated future operations for the fiscal years ending December 31, 2008, December 31, 2009, December 31, 2010, December 31, 2011 and December 31, 2012; on January 24, 2008, CollaGenex furnished these non-public internal financial forecasts to Galderma by posting them in the electronic data room (the foregoing information presented on January 5, 2008 and furnished on January 24, 2008 is collectively referred to as the “Five-Year Projected Financial Forecast”). A summary of the Five-Year Projected Financial Forecast is set forth below.

The Five-Year Projected Financial Forecast was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. The Five-Year Projected Financial Forecast is being included in this Offer to Purchase not to influence your decision whether to tender your Shares in the Offer, but rather because they were made available by CollaGenex to Galderma.

This Five-Year Projected Financial Forecast was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of CollaGenex’s management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, increased competition among providers of medical therapies to the dermatology market, including competition from generic equivalents of CollaGenex’s products; adverse reactions to the Offer and the Merger by CollaGenex’s customers, suppliers, distributors and strategic partners; the failure to retain key management and technical personnel of CollaGenex; the failure to obtain and enforce patent protection for CollaGenex’s products and other discoveries; the failure to obtain required regulatory approvals to commercialize product candidates or to comply with regulatory requirements after approval or clearance of products and product candidates; potential expenses and liabilities as a result of product liability claims arising out of the testing, manufacturing and marketing of products developed by or for which CollaGenex has licensing or co-promotion arrangements; increases in prices or disruptions in supply of active ingredients or other changes increasing manufacturing costs for CollaGenex’s products or product candidates; and other risks described in CollaGenex’s report on Form 10-Q filed with the SEC on November 7, 2007. In addition, the Five-Year Projected Financial Forecast may be affected by CollaGenex’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond CollaGenex’s control. The Five-Year Projected Financial Forecast also reflects assumptions as to certain business decisions that are subject to change. Since the Five-Year Projected Financial Forecast covers multiple years, such information by its nature becomes less reliable with each successive year.

Accordingly, there can be no assurance that the projections contained in the Five-Year Projected Financial Forecast will be realized, and actual results may vary materially from those shown. The inclusion of the Five-Year Projected Financial Forecast in this Offer to Purchase should not be regarded as an indication that any of CollaGenex, Galderma US or Offeror or their respective affiliates, advisors or representatives considered or consider the Five-Year Projected Financial Forecast to be a reliable prediction of future events, and the Five-Year Projected Financial Forecast should not be relied upon as such. None of CollaGenex, Galderma US or Offeror or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from the Five-Year Projected Financial Forecast, and none of them undertakes any obligation to update or otherwise revise or reconcile Five-Year Projected Financial Forecast to reflect circumstances existing after the date the Five-Year Projected Financial Forecast were prepared or to reflect events, even in the event that any or all of the assumptions underlying the projections contained in the Five-Year Projected Financial Forecast are shown to be in error. None of Galderma US nor Offeror, nor, to the knowledge of Galderma US nor Offeror, CollaGenex, intends to make publicly available any update or other revisions to the Five-Year Projected Financial Forecast. None of CollaGenex, Galderma US or Offeror or their respective affiliates, advisors or representatives has made or makes any representation to any person regarding the ultimate performance of CollaGenex compared to the information contained in the Five-Year Projected Financial Forecast or that forecasted results will be achieved. CollaGenex has made no representation to Galderma US or Offeror, in the Merger Agreement or otherwise, concerning the Five-Year Projected Financial Forecast.

The Five-Year Projected Financial Forecast should be read together with the historical financial statements of CollaGenex, which may be obtained in the manner described above under “Available Information.”

FIVE-YEAR PROJECTED FINANCIAL FORECAST

Consolidated Income Statement Items for Five-Year Projections.

Fiscal Year
Income	Projected
Statement	2008	2009	2010	2011	2012
	(unaudited, amounts in thousands)

Total Revenues	$73,239	$92,856	$145,135	$231,845	$290,164
Operating Income (Loss)	(12,203)	(1,227)	33,734	99,616	131,719
Net Income (Loss)	(10,255)	573	82,857	65,482	86,626

9.	INFORMATION CONCERNING GALDERMA US AND OFFEROR

Galderma US is the United States holding company of Galderma Pharma S.A. (“Galderma International” and, together with Galderma US, “Galderma”), a fully integrated speciality pharmaceutical company dedicated exclusively to the field of dermatology. Galderma International has a presence in 65 countries with over 1000 sales representatives and is committed to improving the health of skin with an extensive line of products that treat a range of dermatological conditions including: acne, rosacea, fungal nail infections, psoriasis & steroid-responsive dermatoses, pigmentary disorders, medical solutions for skin senescence and skin cancer.

The address of the principal executive and business office of each of Galderma US and Offeror is 14501 North Freeway, Fort Worth, Texas, 76177. The telephone number is (817) 961-5000. Offeror is a newly formed Delaware corporation and a wholly owned subsidiary of Galderma US. Offeror has not conducted any business other than in connection with the Offer and the Merger. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Galderma US and Offeror are set forth in Schedule I to this Offer to Purchase.

Galderma International directly owns 100% of the voting securities of Galderma US. Galderma International is a joint venture between Nestlé S.A. (“Nestlé”) and L’Oréal S.A.(“L’Oréal”), each of which owns 50% of the outstanding voting securities of Galderma International.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (1) neither Galderma US, nor, to Galderma US’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Galderma US or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of CollaGenex, (2) neither Galderma US nor, to Galderma US’s knowledge, any of the persons or entities referred to in clause (1) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of CollaGenex during the past 60 days, (3) neither Galderma US nor, to Galderma US’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CollaGenex (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (4) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Galderma US or any of its subsidiaries, or, to Galderma US’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and CollaGenex or any of its executive officers, directors or affiliates, on the other hand, and (5) during the two years prior to the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Galderma US or any of its subsidiaries, or, to Galderma US’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and CollaGenex or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH COLLAGENEX

Galderma continually monitors the competitive landscape of the dermatology market to identify and follow opportunities of strategic interest and periodically reviews such opportunities with its joint venture shareholders Nestlé and L’Oréal. As part of this continuous review, in July 2005 Humberto Antunes, Chief Executive Officer of Galderma International, and Albert Draaijer, President of Galderma US, held a meeting in Fort Worth, Texas with Colin Stewart, the Chief Executive Officer of CollaGenex, and J. Gregory Ford, Vice President, Business

Development and Strategic Planning of CollaGenex, to discuss a possible co-promotion arrangement between Galderma and CollaGenex involving Oracea, a product CollaGenex had under development at that time. CollaGenex did not pursue Galderma’s suggestion of co-promotion, but subsequently representatives of CollaGenex and Galderma discussed the possibility of Galderma acquiring rights to Oracea outside the United States. In connection with these discussions, representatives of Galderma conducted due diligence at CollaGenex’s offices in October and November of 2005. Galderma and CollaGenex were, however, unable to reach agreement on such an arrangement, and the parties did not proceed with this project.

During the Fall of 2007, Mr. Draaijer had two telephone conversations with Mr. Stewart regarding Galderma’s interest in exploring a number of possible strategic opportunities involving CollaGenex, including a possible acquisition of CollaGenex. In addition, Mr. Draaijer held a meeting with Mr. Stewart on October 24, 2007, in which Galderma’s interest in exploring a number of possible strategic opportunities involving CollaGenex, including a potential business combination of the two companies, was discussed. On December 7, 2007, Mr. Antunes called Mr. Stewart to inform him that Galderma intended to send a letter to CollaGenex outlining the terms of a potential transaction. Shortly thereafter on that same day, Galderma submitted a preliminary indication of interest to acquire all of CollaGenex’s outstanding Shares at a price of $12.50 per Share in cash. Galderma’s indication of interest noted that it was subject to satisfactory completion of due diligence and other customary conditions. Mr. Antunes and Mr. Stewart had a telephone conversation on December 11, 2007 in which Mr. Stewart advised Mr. Antunes that the indicated price was below the level at which CollaGenex would consider a transaction, and Mr. Antunes indicated that Galderma would not be in a position to consider increasing its proposal without conducting due diligence. During this call, Mr. Stewart proposed that the two companies hold an initial due diligence meeting in New York on January 5, 2008.

On December 31, 2007, Galderma International and CollaGenex entered into a customary confidentiality agreement in anticipation of this meeting.

On January 5, 2008, representatives of Galderma, including Mr. Antunes, Mr. Draaijer and Pierre Libmann, Chief Financial Officer of Galderma International and other members of Galderma International’s and Galderma US’ senior management teams met with representatives of CollaGenex, including Mr. Stewart and Nancy Broadbent, Chief Financial Officer and other members of its senior management team. The meeting took place at the New York offices of Cowen, CollaGenex’s financial advisor. Also present at the meeting were representatives of Galderma’s financial and legal advisors, Credit Suisse Securities (Europe) Limited (“Credit Suisse”) and Debevoise & Plimpton LLP (“Debevoise”), respectively. At this meeting, CollaGenex representatives conducted a management presentation in which they described the company’s research and development and marketing programs, its financial results, its intellectual property portfolio and processes and certain other operating and legal matters. At the conclusion of the meeting, CollaGenex advised Galderma that an electronic data room would be made available to Galderma, and to other interested parties, and requested that Galderma submit a new indication of interest following a period of continued due diligence. Following the meeting, on the evening of January 5, Mr. Antunes and Mr. Stewart had dinner together.

During the following week, CollaGenex made due diligence materials available, and Galderma and its advisors commenced due diligence.

On January 22, 2008, Galderma submitted a written proposal to CollaGenex for the purchase of all of CollaGenex’s outstanding Shares at a price of $13.50 per Share in cash, along with a draft merger agreement prepared by Debevoise providing for a tender offer structure. In its letter, Galderma indicated that its proposal remained subject to, among other things, satisfactory completion of due diligence. The proposal further indicated that it was conditioned on the holders of the Series D-1 Preferred Stock entering into a share tender agreement, pursuant to which they would agree to convert their Series D-1 Shares into common stock and tender those Shares to Galderma in conjunction with its tender offer. During a telephone conversation later that day, Mr. Stewart informed Mr. Antunes that the Galderma proposal would be reviewed by the CollaGenex board of directors and that he would respond to Mr. Antunes following that review.

On February 1, 2008, Mr. Stewart called Mr. Antunes and advised him that the CollaGenex board of directors had determined that Galderma’s offer of $13.50 per Share did not reflect the full value of CollaGenex and therefore was not acceptable to the board. Mr. Stewart advised Mr. Antunes that the CollaGenex board of directors was considering indications of interest from several bidders and therefore had created a process through which all interested parties were to submit their proposals by February 13, 2008, together with a markup of a draft merger agreement that CollaGenex would provide. Following the conversation, later on February 1, representatives of Cowen spoke with representatives of Credit Suisse confirming the content of the Mr. Stewart’s and Mr. Antunes’ conversation and advising Credit Suisse that additional information would be added to the electronic data room which would assist Galderma in its valuation of CollaGenex.

On February 3, 2008, Mr. Antunes and Mr. Draaijer held a meeting with Mr. Stewart during the annual meeting of the American Academy of Dermatology in San Antonio, Texas. At this meeting, various operating and human resource matters were discussed. Mr. Stewart indicated that a draft merger agreement would be provided to Galderma on February 5 and reaffirmed February 13 as the bid submission date.

On February 5, 2008, CollaGenex’s legal counsel, Milbank, Tweed, Hadley and McCloy LLP (“Milbank”), provided Debevoise with a draft merger agreement.

On February 13, 2008, Galderma submitted a written proposal to acquire all of CollaGenex’s outstanding Shares at an all cash price of $14.00 per Share, together with a markup of the draft merger agreement. In its offer, Galderma reiterated that it would require the support of the holders of the Series D-1 Preferred Stock and that, in parallel with the completion of its confirmatory due diligence, it was prepared to proceed promptly to the negotiation of a definitive merger agreement.

On February 14, 2008, Mr. Stewart called Mr. Antunes to advise him that Galderma’s offer was significantly lower than other offers that had been received and that in order for Galderma to be considered as a potential acquirer during the CollaGenex board of directors’ deliberations, Galderma would need to submit a revised proposal. On February 15, 2008, following a meeting of its board of directors, Galderma International submitted a revised proposal for the acquisition of all outstanding Shares at a price of $16.60 per Share. Later on February 15, Mr. Stewart advised Mr. Antunes that in considering the Galderma proposal, the CollaGenex board required additional information regarding Galderma’s views on potential regulatory issues relating to its proposal. A meeting was scheduled for Tuesday February 19, 2008 to discuss the regulatory approval process.

On February 19, 2008, representatives of Galderma and CollaGenex met at the Debevoise offices in New York to discuss potential regulatory issues relating to a combination of Galderma and CollaGenex and the process for obtaining antitrust approvals. Later that evening, Milbank sent Debevoise a revised draft of the merger agreement. The following day Debevoise sent Milbank a draft tender and voting agreement that Galderma proposed be entered into by the holders of the Series D-1 Preferred Stock.

From February 20 to February 24, 2008, the companies and their respective advisors negotiated the terms of the proposed merger agreement. Material issues that were negotiated included the amount and terms under which a termination fee would be payable, the scope of the representations that CollaGenex would provide, covenants relating to regulatory approvals, employee benefit plans and other matters and the conditions to Galderma’s obligations to complete the Offer. During this period, Debevoise and Milbank also negotiated with representatives of the holders of Series D-1 Preferred Stock to finalize the terms of the Preferred Stock Agreement, and it was agreed that the terms of that agreement would provide for a purchase by Offeror of the Series D-1 Preferred Stock immediately following the purchase by Offeror of Shares in the Offer. Numerous drafts of the transaction agreements were exchanged, and the parties were in frequent contact to discuss and negotiate specific terms of the agreements. Messrs. Antunes and Draaijer spoke with Mr. Stewart several times during the weekend of February 23 and 24, 2008 regarding the progress of the negotiations. Mr. Stewart advised Messrs. Antunes and Draaijer that the CollaGenex board of directors would be meeting on February 25, 2008 to consider the final terms of the proposed transaction.

On February 25, 2008, during the course of the meeting of the CollaGenex board of directors, Milbank contacted Debevoise to propose that Galderma raise its bid to reflect the savings that would be realized due to the CollaGenex board of director’s decision that day not to grant 360,000 employee stock options that had been approved by the board’s compensation committee in December 2007, subject to full board approval. After consulting with Mr. Antunes, Debevoise contacted Milbank to indicate that Galderma was not willing to agree to such an increase.

In the late afternoon of February 25, 2008, representatives of CollaGenex contacted representatives of Galderma to inform them that CollaGenex’s board of directors had unanimously approved the Merger Agreement, the Preferred Stockholder Agreement and the transactions contemplated by such agreements. Galderma US’s board of directors and sole shareholder then unanimously approved the Merger Agreement and the Preferred Stockholder Agreement and the transactions contemplated by such agreements.

Subsequently, the parties executed the Merger Agreement and the Preferred Stock Agreement. Prior to the opening of trading on the NASDAQ on February 26, 2008, Galderma International and CollaGenex issued press releases announcing the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement.

11.	PURPOSE OF THE OFFER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR COLLAGENEX

(a) Purpose.  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, CollaGenex. The Offer, as the first step in the acquisition of CollaGenex, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of CollaGenex not purchased pursuant to the Offer or otherwise.

(b) The Merger Agreement.  The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Galderma US and Offeror have filed as an exhibit to the Tender Offer Statement on Schedule TO that Galderma US and Offeror have filed with the SEC, which you may examine and copy as set forth in Section 9 — “Information Concerning Galderma US and Offeror.”

The Offer.  The Merger Agreement provides that Offeror will commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement and in any event within 10 business days of the date of the Merger Agreement, and that, subject to the terms and prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14 — “Conditions of the Offer,” Offeror will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of CollaGenex, Offeror will not (1) decrease the price to be paid in the Offer or change the form of consideration payable in the Offer, (2) decrease the number of Shares sought to be purchased in the Offer, (3) impose additional conditions to the Offer or amend any condition in a manner that is adverse to the holders of Shares, (4) waive or amend the Minimum Condition, (5) except as provided in the Merger Agreement, extend the expiration of the Offer beyond the initial Expiration Date, or (6) make any other change in the terms of the Offer in a manner that is adverse to the holders of Shares. However, Offeror, without the consent of CollaGenex, may, and at the request of CollaGenex will, commence one or more subsequent offering periods, each for three to 20 business days, to acquire the outstanding Shares if all of the conditions of the Offer are satisfied but the number of Shares that have been validly tendered and not withdrawn in the Offer, together with any Shares then owned by Galderma US, is less than 90% of the outstanding Shares.

The Merger Agreement also provides that if, at the then-scheduled Expiration Date, any of the conditions of the Offer have not been satisfied or waived, Offeror may, and at CollaGenex’s request will, from time to time, extend the Offer for one or more periods of time of not more than 10 business days (or such longer periods as CollaGenex may agree in writing) per extension, provided that Offeror will not be obligated to extend the Offer to a date later than June 30, 2008 or, in the event that the applicable expiration or termination period under the HSR Act has not occurred prior to June 30, 2008, to a date later than September 30, 2008. In addition, the Offeror will extend the Offer for any period required by any rule or position of the SEC or the Staff of the SEC applicable to the Offer.

Recommendation.  CollaGenex has represented to Galderma US in the Merger Agreement that CollaGenex’s board of directors, at a meeting duly called and held, has unanimously (1) approved the Merger Agreement, and deemed the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the transactions contemplated by the Preferred Stockholder Agreement, advisable, fair to and in the best interests of the CollaGenex stockholders, (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the transactions contemplated by the Preferred Stockholder Agreement, in all respects, and (3) recommended that the CollaGenex stockholders accept the Offer and tender their Shares in the Offer and, to the extent required by applicable law, approve the Merger and adopt the Merger Agreement. CollaGenex further represented that Cowen, CollaGenex’s financial advisor, has delivered to CollaGenex an opinion to the effect that, as of the date of the Merger Agreement, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the CollaGenex stockholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the CollaGenex stockholders.

Directors.  The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the acceptance of any Shares for payment by Galderma US, Offeror or any of their affiliates pursuant to the Offer (the “Acceptance Time”), and from time to time thereafter and subject to certain requirements discussed in this paragraph below, Offeror is entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on CollaGenex’s board of directors as will give Offeror representation on the CollaGenex board of directors equal to the product of the total number of directors on CollaGenex’s board of directors (giving effect to any increase in the number of directors so elected pursuant to the Merger Agreement) and the percentage that such number of Shares beneficially owned by Galderma US or its affiliates bears to the total number of Shares then outstanding. CollaGenex will use its reasonable best efforts to, upon Galderma US’s request, promptly, at Galderma US’s election, either increase the size of CollaGenex’s board of directors or seek and accept the resignation of such number of directors as is necessary to enable Galderma US’s designees to be so elected. Subject to certain requirements discussed in the paragraph below, CollaGenex will, at such times, cause individuals designated by Galderma US to constitute the same percentage of each committee of CollaGenex’s board of directors as Galderma US’s designees represent on CollaGenex’s board of directors, other than any committee of CollaGenex’s board of directors established to take action under the Merger Agreement which committee must be composed only of Independent Directors (as defined below).

In the event that Galderma US’s designees are elected or designated to CollaGenex’s board of directors, then, until the time the Merger becomes effective (the “Effective Time”), CollaGenex will cause CollaGenex’s board of directors to have at least two members who (1) were directors on the date of the Merger Agreement and (2) are not officers of CollaGenex or any of its subsidiaries (the “Independent Directors”). If the number of Independent Directors is reduced below two for any reason whatsoever (or if immediately following consummation of the Offer there are not at least two then-existing directors of CollaGenex who are not then an officer or affiliate of CollaGenex, Galderma US or any of their respective subsidiaries and willing to serve as Independent Directors), the remaining Independent Director will be entitled to elect or designate another individual who is not then an officer of CollaGenex, Galderma US or any of their respective subsidiaries to fill the vacancy, and such director will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director remains prior to the Effective Time, a majority of the members of CollaGenex’s board of directors as of the date of the Merger Agreement will be entitled to designate two individuals to fill such vacancies, provided that such individuals may not be officers of CollaGenex, Galderma US or any of their respective subsidiaries and such directors will be deemed Independent Directors for purposes of the Merger Agreement. Following the Acceptance Time and prior to the Effective Time, Galderma US and Offeror will cause any amendment or termination of the Merger Agreement, any extension by CollaGenex of the time for performance of any of the obligations or other acts of Offeror or Galderma US, any waiver, exercise or enforcement of any of CollaGenex’s rights under the Merger Agreement, any other action adversely affecting the rights of the CollaGenex stockholders (other than Galderma US or Offeror) or any amendment to CollaGenex’s certificate of incorporation or bylaws, not to be effected without the affirmative vote or written consent of a majority of the Independent Directors then in office (or, if there is only one Independent Director then in office, the Independent Director).

The Merger.  The Merger Agreement provides that, at the Effective Time, Offeror will be merged with and into CollaGenex. Following the Merger, the separate corporate existence of Offeror will cease and CollaGenex will continue as the Surviving Corporation and a wholly owned subsidiary of Galderma US.

CollaGenex has agreed that, if required by applicable law in order to consummate the Merger, it will, in accordance with applicable law, as promptly as practicable following the Acceptance Time (or, if later, following the termination of the subsequent offering period, if any) (1) duly call, give notice of, convene and hold an annual or special meeting of the CollaGenex stockholders for the purpose of considering and taking action upon the adoption of the Merger Agreement, (2) in consultation with Galderma US, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and obtain and furnish the information required by the SEC to be included therein and, after consultation with Galderma US, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the “Proxy Statement”) and (3) include in the Proxy Statement (i) the recommendation of CollaGenex’s board of directors that the stockholders of CollaGenex vote in favor of the adoption of the Merger Agreement and (ii) Cowen’s opinion to the effect that, as of the date of the Merger Agreement, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the CollaGenex stockholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the CollaGenex stockholders. CollaGenex has agreed that no amendments or supplements to the Proxy Statement will be made without consultation with Galderma US.

The Merger Agreement further provides that, notwithstanding the foregoing, if Galderma US or Offeror acquires, including as a result of the exercise of the merger option, at least 90% of the outstanding Shares, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time without a meeting of the CollaGenex stockholders in accordance with Section 253 of the DGCL.

Short-Form Merger Option.  CollaGenex granted to Galderma US and Offeror an irrevocable option to purchase, at a per share price equal to the price to be paid in the Offer, a number of Shares that, when added to the number of Shares owned by Galderma US and Offeror immediately following consummation of the Offer, equals one Share more than 90% of the Shares then outstanding on a fully diluted basis. The option is only exercisable after Galderma US and Offeror beneficially own at least 80% of the outstanding Shares.

Treatment of Shares in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of Galderma US, Offeror, CollaGenex or the holders of any Shares or any shares of capital stock of Offeror: (1) each share of capital stock of Offeror issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, such shares constituting the only outstanding shares of the Surviving Corporation; (2) each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares owned by CollaGenex, Galderma US or Offeror or their respective subsidiaries, and (b) Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his right to be paid the fair value of such Shares (“Dissenting Shares”), in accordance with the provisions of the DGCL, which Dissenting Shares will only be entitled to the rights granted under the DGCL) will be automatically canceled and cease to exist, and will be converted into the right to receive an amount of cash, without interest, equal to the price paid in the Offer; (3) each Series D-1 Share (other than (a) any Series D-1 Shares owned by CollaGenex, Galderma US or Offeror or their respective subsidiaries and (b) any Dissenting Shares) will be automatically canceled and cease to exist, and will be converted into the right to receive an amount of cash, without interest, equal to the product of the number of shares of CollaGenex Common Stock into which such Series D-1 Share is convertible multiplied by the price paid in the Offer; and (4) any Shares that are owned by CollaGenex as treasury stock and any Shares owned by Galderma US or CollaGenex, will be automatically canceled and cease to exist, with no such right to any consideration. If a CollaGenex stockholder fails to validly perfect or loses such appraisal rights, then the Dissenting Shares will be deemed to have been canceled at the Effective Time, and such CollaGenex stockholder will be entitled to receive the price paid in the Offer (payable without any interest thereon) as compensation for such cancellation. See “— Appraisal Rights.”

Representations and Warranties.  Pursuant to the Merger Agreement, CollaGenex has made customary representations and warranties to Galderma US and Offeror with respect to, among other matters, its organization standing and corporate power, corporate authority, enforceability and voting requirements, information supplied and to be supplied for inclusion in the proxy statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, noncontravention, government approvals, subsidiaries and capitalization, filings with the SEC and securities law matters, the absence of certain changes including any Material Adverse Effect (as defined below), undisclosed liabilities, legal proceedings, compliance with law, permits and regulatory compliance, tax matters, employee benefits matters, labor matters, contracts, real property, intellectual property, insurance, products and operations, manufacturing, brokers and other advisors’ fees and opinion of CollaGenex’s financial advisor. Galderma US and Offeror have made customary representations and warranties to CollaGenex with respect to, among other matters, organization and standing, corporate power and authority, noncontravention, government approvals, ownership and operations of Offeror, legal proceedings, capital resources, ownership of Shares, information supplied and to be supplied for inclusion in the Proxy Statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, and brokerage and finders’ fees.

The representations and warranties contained in the Merger Agreement were made solely for purposes of the Merger Agreement and are qualified by information in confidential disclosure schedules provided by CollaGenex to Galderma US and Offeror in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Galderma US and Offeror, on the one hand, and CollaGenex, on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Galderma US, Offeror or CollaGenex.

Efforts to Close the Transactions.  In the Merger Agreement, each of Galderma US, Offeror and CollaGenex agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. In furtherance of this agreement, each party agreed to make appropriate filings under the HSR Act, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods. However, the parties agreed that nothing in the Merger Agreement would obligate Galderma US or any of its subsidiaries or affiliates to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or to take or commit to take any action (1) the effectiveness of which is not conditional on the consummation of the Offer and the Merger or (2) that, individually or in the aggregate, is or would be reasonably expected to result in a material diminution of the benefits of the transactions contemplated by the Merger Agreement to Galderma US (with materiality being measured in relation to the size of CollaGenex and its subsidiaries taken as a whole) (a “Materially Burdensome Condition”).

Indemnification; Directors’ and Officers’ Insurance.  Pursuant to the Merger Agreement, from the Acceptance Time until the Effective Time Galderma US will cause (including by providing adequate funding) CollaGenex to, and after the Effective Time Galderma US will cause (including by providing adequate funding) the Surviving Corporation to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of CollaGenex and its subsidiaries as provided in the CollaGenex certificate of incorporation, the CollaGenex by-laws, the organization documents of any subsidiary or any written indemnification contract between such directors or officers and CollaGenex (in each case, as in effect on the date of the Merger Agreement), without further action, and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms.

In the Merger Agreement, Galderma US has also agreed that for a period of at least six years after the Effective Time, it will cause the certificate of incorporation and by-laws of the Surviving Corporation (or any successor) to contain provisions no less favorable to the current or former directors or officers of CollaGenex with respect to limitation of liabilities of directors and officers and indemnification that are set forth as of the date of the Merger Agreement in CollaGenex’s certificate of incorporation or bylaws, which provisions are not to be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the to current or former directors or officers of CollaGenex. Galderma US shall cause (including by providing adequate funding to) the Surviving Corporation to, honor all of its indemnification obligations existing as of the Effective Time.

Galderma US also has agreed that it will maintain in effect, for a period of six years after the Effective Time, CollaGenex’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered under such policies, on terms and amounts no less favorable than those of such policy in effect as of the date of the Merger Agreement (or Galderma US may substitute policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time, provided that any substitution or replacement of existing policies does not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance exceed 200% of the current aggregate annual premiums, then Galderma US will provide or cause to be provided a policy for the applicable individuals with the best coverage as are then available at the sum of (i) an annual premium of 200% of the current aggregate annual premiums plus (ii) the unearned portion of the premium paid by CollaGenex for the current year for such insurance.

Conduct of CollaGenex’s Business.  During the period from the date of the Merger Agreement to the Effective Time, the Merger Agreement obligates CollaGenex to conduct, and to cause each of its subsidiaries to conduct, its business in the ordinary course and in conformity with past practice prior to the closing of the Merger, except as set forth in the CollaGenex disclosure schedule, as consented to in advance by Galderma US (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted or required by the Merger Agreement, and obligates CollaGenex to use reasonable best efforts to preserve its business organizations, retain the services of its officers and key employees and preserve its customer and supplier relationships and its goodwill. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of CollaGenex prior to the Effective Time, which provide that, subject to certain exceptions, CollaGenex will not (and will not permit any of its subsidiaries to) take certain actions except as permitted by the Merger Agreement or as required by applicable law or as set forth in the CollaGenex disclosure schedule or with the prior consent of Galderma US (which consent will not be unreasonably withheld, conditioned or delayed), including, among other things, actions related to dividends and distributions; issuances, sales, purchases and recapitalizations of its capital stock; amendments to their organizational documents; acquisitions or sales of assets or properties; material commitments or transactions outside of the ordinary course; assumption of indebtedness; capital expenditures; litigation settlements; waivers of material claims; material contracts and modifications to existing contracts, collective bargaining agreements and benefit plans; granting severance or termination pay or increasing compensation; acceleration of the payment of benefits; changes in tax or accounting methods or any material tax elections; allowing any insurance policy to lapse, be cancelled or expire; and engaging in certain discounting, rebate, promotional or other special incentive arrangements relating to its products.

No Solicitation.  CollaGenex agreed that, during the term of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by CollaGenex or any of its subsidiaries in connection with the transactions contemplated by the Merger Agreement to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any Takeover Proposal or the making thereof; or

•	other than informing persons of these no solicitation provisions, enter into, continue or participate in any discussions or negotiations regarding any Takeover Proposal, or furnish to any person any information concerning CollaGenex or its subsidiaries in connection with any Takeover Proposal, or otherwise cooperate with or take any other action to knowingly facilitate any effort or attempt to make or implement a Takeover Proposal.

Notwithstanding the foregoing, at any time prior to the Acceptance Time, CollaGenex may:

•	in response to an unsolicited bona fide written Takeover Proposal made after the date of the Merger Agreement that CollaGenex’s board of directors determines in good faith (after receiving advice of outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to result in a Superior Proposal, furnish information with respect to CollaGenex and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement containing terms and conditions no more favorable to and no less restrictive of such person than those contained in the confidentiality agreement, dated December 31, 2007, between Galderma International and CollaGenex (the “Confidentiality Agreement”) are to Galderma US; provided that all such information not previously provided to Galderma US is provided or made available to Galderma US prior to or substantially concurrent with the time it is provided to such person; and

•	in response to an unsolicited bona fide written Takeover Proposal made after the date of the Merger Agreement that CollaGenex’s board of directors determines in good faith (after receiving advice of outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to result in a Superior Proposal, participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal;

if and only to the extent that CollaGenex’s board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such action would be reasonably likely to result in a failure of CollaGenex’s board of directors to comply with its fiduciary duties under applicable law and after giving Galderma US prompt written notice of such determination.

CollaGenex’s board of directors may not (1) withdraw, modify or qualify in any manner adverse to Galderma US, its recommendation for the Offer, the Merger and the Merger Agreement or adopt or recommend (or publicly propose to do so) a Takeover Proposal, or (2) allow CollaGenex or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement with respect to, or that is intended to or could reasonably be expect to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Acceptance Time, CollaGenex’s board of directors may:

•	in response to a situation other than as described in the next bullet below, make an adverse recommendation change if CollaGenex’s board of directors has concluded in good faith (after receiving advise of its outside counsel) that its failure to do so would be reasonably likely to result in a failure to comply with its fiduciary duties under applicable law; or

•	in response to a Takeover Proposal that CollaGenex’s board of directors reasonably determines (after receiving the advice of its outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date of the Merger Agreement and that did not otherwise result from a breach thereof:

•	make an adverse recommendation change if CollaGenex’s board of directors has concluded in good faith (after receiving advise of its outside counsel) that its failure to do so would be reasonably likely to result in a failure to comply with its fiduciary duties under applicable law; or

•	cause CollaGenex to terminate the Merger Agreement and concurrently enter into an acquisition agreement for the Superior Proposal if CollaGenex’s board of directors has concluded in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal, the failure of CollaGenex’s board of directors to terminate the Merger Agreement would be reasonably likely to result in a breach of its fiduciary duties under applicable law, and provided that concurrently with such termination CollaGenex pays to Galderma US the termination fee and expenses as described below under “— Effect of Termination.”

However, CollaGenex will not be entitled to exercise its fiduciary right to make an adverse recommendation change or to terminate the Merger Agreement unless it has (1) provided to Galderma US five business days’ prior written notice that CollaGenex’s board of directors intends to take such action and, if applicable, specifying the terms and conditions of any Superior Proposal, (2) during such five business day period, if requested by Galderma US, engaged in good faith negotiations with Galderma US to amend the Merger Agreement in such a manner that the Takeover Proposal no longer is a Superior Proposal and (3) at the end of such five business day period, such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal. CollaGenex must also promptly (and in any event within 24 hours of learning of the relevant information) advise Galderma US in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal, and the identity of the person making such Takeover Proposal. CollaGenex will keep Galderma US fully informed of the status and material terms (including any change to the material terms thereof) of any Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including securities of any subsidiary of CollaGenex) that constitute 25% or more of the revenues, net income or assets of CollaGenex and its subsidiaries, taken as a whole, or 25% or more of the outstanding Shares (on a fully-diluted basis), any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the outstanding Shares (on a fully-diluted basis), or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving CollaGenex or any of its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement.

The term “Superior Proposal” means an unsolicited bona fide written Takeover Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 75% of the shares of CollaGenex common stock then outstanding (on a fully-diluted basis) or more than 75% of the assets of CollaGenex, which CollaGenex’s board of directors determines in good faith and reasonable judgment (after receiving the advice of a financial advisor of nationally recognized reputation and in light of all relevant circumstances, including the all of the terms and conditions of such proposal and the Merger Agreement) to be (1) more favorable to the CollaGenex stockholders than the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Preferred Stockholder Agreement, taken as a whole; (2) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, including any conditions; and (3) for which financing, to the extent required, is fully committed.

Access to Information.  The Merger Agreement provides that, subject to applicable laws relating to the exchange of information, CollaGenex will (1) give Galderma US and its representatives reasonable access during normal business hours during the period prior to the Effective Time or the termination of the Merger Agreement, to the officers, employees, accountants, properties, books, contracts and records of CollaGenex and its subsidiaries and (2) furnish promptly to Galderma US a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws and rules and regulations promulgated thereunder and such other information concerning its business and properties as Galderma US may reasonably request. Notwithstanding the prior sentence, CollaGenex is not required under the Merger Agreement to provide access to any information or documents which would, in the reasonable judgment of CollaGenex, (1) breach any agreement of CollaGenex or any of its subsidiaries with any third-party, (2) constitute a waiver of the attorney-client or other privilege held by CollaGenex or any of its subsidiaries, (3) otherwise violate any applicable laws or (4) result in a competitor of CollaGenex or any of its subsidiaries receiving material information which is competitively sensitive. However, CollaGenex nonetheless agrees to use its reasonable best efforts to obtain any required consents for the disclosure of such information or documents and take such other action (such as the redaction of identifying or confidential information or entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) with respect to such information or documents as is necessary to permit disclosure to Galderma US and its representatives. Until the Effective Time, all information provided is subject to the terms of the Confidentiality Agreement.

Conditions to Consummation of the Merger.  Pursuant to the Merger Agreement, the respective obligations of Galderma US, Offeror and CollaGenex to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	if and to the extent required by applicable law, CollaGenex stockholders will have approved and adopted the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	Galderma US or Offeror will have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; and

•	No law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational (collectively, “Restraints”), will be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making consummation of the Merger illegal.

Termination.  The Merger Agreement may be terminated prior to the Effective Time, and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the CollaGenex stockholders):

•	by mutual written consent of Galderma US and CollaGenex duly authorized by each of their respective boards of directors;

•	by either Galderma US or CollaGenex:

•	if the Merger has not been consummated on or before June 30, 2008 or, in the event that the applicable expiration or termination period under the HSR Act has not occurred prior to June 30, 2008 and either CollaGenex or Galderma US has provided written notice to the other party of its election to postpone the deadline, the date set forth in the last such written notice, which shall in no event later than September 30, 2008 (such date, the “Outside Date”), except where the failure of the Merger to have been consummated on before such date was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

•	if any Restraint (1) enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or the transactions contemplated by the Preferred Stockholder Agreement or (2) making the transactions contemplated by the Merger Agreement, including the Offer or the Merger, or the transactions contemplated by the Preferred Stockholder Agreement, illegal is in effect and has become final and nonappealable, except where the issuance of such final, nonappealable Restraint was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement; or

•	if the Offer has expired or been terminated in accordance with the terms of the Merger Agreement without Galderma US or Offeror having accepted for purchase any Shares pursuant to the Offer, other than due to a breach of the Merger Agreement by the terminating party;

•	by Galderma US, prior to the Acceptance Time:

•	if CollaGenex has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach of failure to perform (1) would result in any of the events relating to a breach by CollaGenex of its representations, warranties and covenants that would permit Galderma US and Offeror not to close the Offer (as described in Section 14 — “Conditions of the Offer”) and (2) is not cured, or cannot be cured, by CollaGenex within 30 calendar days following receipt of written notice of such breach or failure to perform from Galderma US (or, if the Outside Date is less than 30 calendar days from the notice by Galderma US, is not cured or is incapable of being cured by CollaGenex by the Outside Date); or

•	in the event that CollaGenex’s board of directors withdraws, modifies or qualifies in any manner adverse to Galderma US its recommendation for the Offer, the Merger or the Merger Agreement, or adopts or recommends or proposes publicly to adopt or recommend (or publicly propose to do so) a Takeover Proposal;

•	by CollaGenex, prior to the Acceptance Time:

•	if Galderma US or Offeror breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach of failure to perform (1) would result in (a) any representation or warranty of Galderma US and Offeror contained in the Merger Agreement not being true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein), except to the extent that the facts or matters as to which such representation or warranty is not so true and correct, individually or in the aggregate, have not had and could not reasonably be expected to be materially adverse to the ability of Galderma US and Offeror to perform their obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the transactions contemplated by the Preferred Stockholder Agreement, by the Outside Date or (b) a failure by Galderma US or Offeror to perform in all material respects its agreements, covenants and obligations required to be performed by it under the Merger Agreement at or prior to such time and (2) is not cured, or is incapable of being cured, by Galderma US within 30 calendar days following receipt of written notice of such breach or failure to perform from CollaGenex (or, if the Outside Date is less than 30 calendar days from the notice by CollaGenex, is not cured or is incapable of being cured by Galderma US by the Outside Date); or

•	in accordance with the terms and subject to the conditions of its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal; provided that, concurrently with such termination, CollaGenex pays to Galderma US the termination fee and expenses pursuant to the Merger Agreement described below.

Effect of Termination.  In the event of the termination of the Merger Agreement by either CollaGenex or Galderma US in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party to the Merger Agreement, except with respect to certain specified provisions, which provisions will survive any such termination, including provisions relating to the payment of termination fees and expenses in the circumstances described below. However, no party would be relieved from any liability or damages resulting from the willful and material breach by a party of its covenants under the Merger Agreement to be performed prior to the closing dates. In the event of the termination of the Merger Agreement prior to the expiration of the Offer, Galderma US and Offeror will promptly terminate the Offer upon such termination without the purchase of any Shares thereunder. If the Offer is terminated, all tendered Shares not theretofore accepted for payment will be returned to the tendering stockholders.

If:

•	the Merger Agreement is terminated by Galderma US because CollaGenex’s board of directors withdraws, modifies or qualifies in any manner adverse to Galderma US its recommendation for the Offer, the Merger or the Merger Agreement, or adopts or recommends (or publicly proposes to do so) Takeover Proposal; or

•	the Merger Agreement is terminated by CollaGenex pursuant to its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal;

then CollaGenex will pay Galderma US, within two business days following such a termination by Galderma US and concurrently with such a termination by CollaGenex, a termination fee equal to $12,600,000, plus reasonably documented expenses of up to $1,000,000.

If (1) a bona fide Takeover Proposal or an intention (whether or not conditional) to make a Takeover Proposal has been publicly made or otherwise made known to CollaGenex’s board of directors or to CollaGenex’s stockholders and not withdrawn at least five Business Days prior to termination; (2) thereafter, the Merger Agreement is terminated because (x) the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement without Galderma US or Offeror having accepted for purchase any Shares pursuant to the Offer (other than due to a breach of the Merger Agreement by the terminating party), or (y) CollaGenex shall have breached its nonsolicitation obligations under the Merger Agreement and (3) if, within 12 months after the date of such termination, a definitive agreement is entered into by CollaGenex or any of its affiliates with respect to any Takeover Proposal or any Takeover Proposal is consummated, then, on the date such agreement is entered into or on the date such Takeover Proposal is consummated, whichever is earlier, CollaGenex will pay Galderma US a termination fee equal to $12,600,000, plus reasonably documented expenses of up to $1,000,000. For purpose of this paragraph, all reference to “25%” in the definition of Takeover Proposal are deemed to refer to “a majority.”

Amendment.  The Merger Agreement may be amended by CollaGenex, Galderma US and Offeror at any time before or after any approval of the Merger Agreement by CollaGenex stockholders, but, after any such approval, no amendment will be made that by law requires further approval by the CollaGenex stockholders without obtaining such further approval.

Extension of Time; Waiver.  At any time prior to the Effective Time, the parties to the Merger Agreement may, to the extent permitted by applicable law, (1) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (2) waive any inaccuracies in the representations and warranties of other parties to the Merger Agreement and (3) waive compliance with any of the agreements or, except as otherwise provided in the Agreement, conditions contained in the Merger Agreement. Rights under the Merger Agreement may only be waived by written instrument signed by the waiving party. No extension or waiver will be made that by law or in accordance with the rules of any relevant stock exchange requires further approval by the CollaGenex stockholders after CollaGenex stockholders have approved the Merger and the Merger Agreement.

Expenses.  Except as noted above under “— Effect of Termination,” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party to the Merger Agreement incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except (1) all filing fees and expenses incurred in connection with the preparation by the financial printer, filing, printing and mailing of the Tender Offer Statement on Schedule TO, together with any supplements or amendments thereto, the Schedule 14D-9 and the Proxy Statement, (2) all filing and other fees to be paid to the SEC in connection with the Offer and the Merger and (3) all filing fees and other out of pocket expenses incurred by CollaGenex and its subsidiaries in connection with filings under the HSR Act or with obtaining the approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, will be reimbursed by Galderma US to CollaGenex or such subsidiary in the event that the Agreement is terminated by CollaGenex or Galderma US pursuant to certain termination provisions of the Merger Agreement and at the time of such termination any applicable period under the HSR Act has not expired or been terminated.

(c) Appraisal Rights.  No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, the CollaGenex stockholders that have not tendered their Shares or voted in favor of the Merger will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. CollaGenex stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation.
Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. If any CollaGenex stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive the Offer Price in accordance with the Merger Agreement. An CollaGenex stockholder may withdraw his or her demand for appraisal by delivery to Offeror of a written withdrawal of his or her demand for appraisal prior to the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by CollaGenex stockholders desiring to exercise any available appraisal rights.

The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. Failure to follow the steps required by the DGCL for perfecting appraisal rights may result in the loss of such rights. CollaGenex stockholders who tender shares in the Offer will not have appraisal rights.

(d) “Going Private” Transactions.  The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Galderma US and Offeror believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the CollaGenex stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

(e) Plans for CollaGenex.  In connection with the Offer, Galderma US and Offeror have reviewed and will continue to review various possible business strategies that they might consider in the event that Offeror acquires control of CollaGenex, whether pursuant to the Offer, the Merger or otherwise. Upon the consummation of the Merger, CollaGenex will become a wholly owned subsidiary of Galderma US.

(f) Preferred Stockholder Agreement.  Concurrently with the execution of the Merger Agreement, the CollaGenex Preferred Stockholders entered into a Preferred Stock Purchase and Voting Agreement with Galderma US and Offeror. Pursuant to the Preferred Stockholder Agreement, each CollaGenex Preferred Stockholder agreed:

•	to sell, convey, transfer, assign and deliver to Offeror all of such CollaGenex Preferred Stockholder’s Series D-1 Shares, immediately following the time Offeror purchases Shares in the Offer, such Series D-1 Shares representing 95% of the outstanding Series D-1 Shares and approximately 9.3% of the outstanding Shares (on an as-converted basis);

•	to vote such CollaGenex Preferred Stockholder’s Subject Series D-1 Shares and any other shares of capital stock of CollaGenex owned, beneficially or of record, by such CollaGenex Preferred Stockholder during the term of the Merger Agreement (such shares, together with the Subject Series D-1 Shares, the “Subject Voting Shares”): (1) against any action, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CollaGenex under the Merger Agreement or of any of the parties hereto under the Merger Agreement; and (2) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the CollaGenex or any of its subsidiaries; (ii) any sale, lease or transfer of a material amount of assets of CollaGenex or any of its subsidiaries; (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the CollaGenex or any of its subsidiaries; (iv) any change in the majority of the board of directors of the CollaGenex; (v) any change in the present capitalization of the CollaGenex or any amendment of the CollaGenex’s certificate of incorporation or by-laws; (vi) any other material change in the CollaGenex’s corporate structure or business; and (vii) any other action, transaction or proposal involving the CollaGenex or any of its subsidiaries that is intended or would reasonably be expected to (A) prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Offer, the Merger, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or the Preferred Stockholder Agreement or the contemplated economic benefits of any of the foregoing or (B) change in any manner the voting rights of the Subject Series D-1 Shares;

•	not to sell or transfer any of such CollaGenex Preferred Stockholder’s Voting Shares or any other securities of CollaGenex or any interest therein to any person, other than pursuant to the Merger Agreement or the Offer; and

•	unless Galderma US has consented in writing, not to purchase or in any other manner acquire beneficial ownership of (1) any Shares or any other securities of CollaGenex, (2) any securities which may be converted into or exchanged for such shares or other securities or (3) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities.

Pursuant to the Preferred Stockholder Agreement, the CollaGenex Preferred Stokholders also granted Galderma US an irrevocable proxy to vote the Subject Voting Shares on the foregoing matters, and such proxy will terminate upon the termination of the Preferred Stockholder Agreement. The Preferred Stockholder Agreement will automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

The foregoing summary of the Preferred Stockholder Agreement does not purport to be complete and is qualified in its entirety by reference to the Preferred Stockholder Agreement, which is filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO that Galderma US and Offeror have filed with the SEC, which you may examine and copy as set forth in Section 9 — “Information Concerning Galderma US and Offeror.”

12.	SOURCE AND AMOUNT OF FUNDS

Offeror estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $430 million, excluding CollaGenex’s fees and expenses. Galderma US will ensure that Offeror has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger, including in connection with the cancellation of all options to acquire Shares in accordance with the terms of the Merger Agreement. Galderma US has available the necessary funds from its ongoing free cash and its affiliates to complete the Offer and the Merger, and will cause Offeror to have sufficient funds available to complete the Offer and the Merger.

13.	DIVIDENDS AND DISTRIBUTIONS

The Merger Agreement provides that, without the prior written consent of Galderma US (which consent will not be unreasonably withheld, conditioned or delayed), CollaGenex will not, and will not permit any of its subsidiaries to, prior to the Effective Time:

•	other the Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock, dated as of December 19, 2005, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock;

•	split, combine, subdivide or reclassify any shares of its capital stock;

•	issue, deliver, sell or grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock (except in accordance with the terms of the Merger Agreement);

•	redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except in accordance with or pursuant to written commitments in effect as of the date of the Merger Agreement; or

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any of its capital stock.

14.	CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, neither Galderma US nor Offeror will be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Offeror’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for any tendered Shares, if (1) there will not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis (which assumes the conversion or exercise of all derivative securities of CollaGenex (excluding the Subject Series D-1 Shares) regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (this condition is called the “Minimum Condition”), (2) any applicable waiting period under the HSR Act (and any extension thereof) will not have been terminated or expired prior to the Expiration Date, (3) any Materially Burdensome Condition will have been imposed in connection with obtaining any approvals or terminations described in clause (2), or (4) immediately prior to the Expiration Date, any of the following conditions exist:

•	there will be any Restraint which enjoins, restrains, prevents or prohibits the making or consummation of the Offer or the Merger or makes the making or consummation of the Offer or the consummation of the Merger illegal or imposes a Materially Burdensome Condition;

•	there will be instituted or pending any action, suit, proceeding, hearing, charge, complaint, grievance, arbitration or investigation brought by any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, seeking to enjoin, restrain, prevent or prohibit the making or consummation of the Offer or the Merger or imposing a Materially Burdensome Condition;

•	(1) any representation or warranty of the CollaGenex contained in Section 3.2(a) and Section 3.2(b) of the Merger Agreement (other than clauses (B) and (C) of the first sentence of Section 3.2(b) and the last sentence of Section 3.2(b)) generally regarding its capitalization will not be true and correct (except for any de minimus inaccuracy); (2) any representation or warranty of CollaGenex contained in clauses (B) and (C) of the first sentence of Section 3.2(b) of the Merger Agreement generally regarding its capitalization and Section 3.11(d) of the Merger Agreement generally regarding approval of certain compensation arrangements, will not be true and correct in all material respects, and (3) any representation or warranty of CollaGenex contained in any other section of the Merger Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality, or Material Adverse Effect set forth therein), in the case of each of clauses (1), (2) and (3), as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of this clause (3), where the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect (with each of (1), (2) and (3) tested as of the date of the Merger Agreement and as of the date of determination as though made on the date of determination, except to the extent such representation or warranty expressly relates to a specified date, in which case as of such specified date);

•	CollaGenex will not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Merger Agreement at or prior to the date of determination;

•	CollaGenex will not have furnished Galderma US with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in the two prior bullets above will not have occurred and continue to exist;

•	there will have occurred any change, event, effect or occurrence arising since February 25, 2008 that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	other than filings pursuant to the HSR Act, any consent, approval or authorization of any governmental entity required to consummate the Offer or the Merger will not have been obtained, unless the failure to obtain such consent, approval or authorization has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	the Merger Agreement will have been terminated in accordance with its terms; or

•	the Preferred Stockholder Agreement will have been terminated or any CollaGenex Preferred Stockholder shall have failed to comply with the Preferred Stock Agreement in any material respect and, as a result of such failure, Galderma US will not be able to cause the Merger to become effective as soon as practicable after the Acceptance Time in accordance with Section 253 of the DGCL.

The foregoing conditions are for the sole benefit of Galderma US and Offeror and, subject to the terms and conditions of the Agreement, may be waived by Galderma US or Offeror, in whole or in part, at any time and from time to time in the sole discretion of Galderma US or Offeror. The failure by Galderma US or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The term “Material Adverse Effect” means as any change, event, occurrence, state of facts or development which has a material adverse effect on (1) the business, results of operations or financial condition of CollaGenex and its Subsidiaries taken as a whole or (2) the ability of CollaGenex to perform its obligations under the Merger Agreement or to consummate the transactions contemplated therby by the Outside Date. However, in the case of (1) above, Material Adverse Effect does not include any change, effect, event, occurrence, state of facts or development, to the extent arising out of or resulting from:

•	to the extent not affecting CollaGenex or its subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which CollaGenex and its subsidiaries operate, changes after the date of the Merger Agreement in conditions generally in the United States or global economy or in the capital or financial markets, including changes in interest or exchange rates;

•	to the extent not affecting CollaGenex or its subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which CollaGenex and its subsidiaries operate, changes after the date of the Merger Agreement in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in either case, generally affect the industry in which CollaGenex and its subsidiaries conduct business;

•	to the extent not affecting CollaGenex or its subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which CollaGenex and its subsidiaries operate, the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the transactions contemplated by the Preferred Stockholder Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees;

•	to the extent not affecting CollaGenex or its subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which CollaGenex and its subsidiaries operate, acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of February 25, 2008;

•	to the extent not affecting CollaGenex or its subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which CollaGenex and its subsidiaries operate, storms, earthquakes or other natural disasters;

•	to the extent not affecting CollaGenex or its subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which CollaGenex and its subsidiaries operate, the initiation of any litigation by any stockholder of CollaGenex relating to the Merger Agreement, the Offer or the Merger;

•	to the extent not affecting CollaGenex or its subsidiaries in a disproportionate manner relative to other participants in the businesses and industries in which CollaGenex and its subsidiaries operate, any decline in the market price, or change in trading volume, of CollaGenex common stock or any failure of CollaGenex to meet publicly announced revenue or earnings projections; provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such decline, change or failure may otherwise be taken into consideration in determining whether a Material Adverse Effect has occurred;

•	any delay after February 25, 2008 in any of CollaGenex’s ongoing research programs resulting from any adverse changes, developments, circumstances, events or occurrences; or

•	any action taken by CollaGenex or any of its subsidiaries which is expressly required by the Merger Agreement or that has been expressly consented to by Galderma US under the terms of the Merger Agreement.

15.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

Except as set forth in this Offer to Purchase, based on Galderma US’s and Offeror’s review of publicly available filings by CollaGenex with the SEC and other information regarding CollaGenex, neither Galderma US nor Offeror is aware of any licenses or regulatory permits that appear to be material to the business of CollaGenex and its subsidiaries, taken as a whole, that might be adversely affected by Offeror’s acquisition of Shares in the Offer. In addition, neither Galderma US nor Offeror is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act applicable to the Offer or the Merger that would be required for Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Galderma US and Offeror expect to seek such approval or action, except as described under “— State Takeover Laws.” Should any such approval or other action be required, Galderma US and Offeror cannot be certain that Galderma US and Offeror would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to CollaGenex’s or its subsidiaries’ businesses, or that certain parts of CollaGenex’s, Galderma US’, Offeror’s or any of their respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Offeror may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14 — “Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Laws.  CollaGenex is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. CollaGenex’s board of directors approved for purposes of Section 203 of the DGCL the entering into by Offeror, Galderma US and CollaGenex of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement and has taken all appropriate action so that Section 203 of the DGCL, with respect to CollaGenex, will not be applicable to Galderma US and Offeror by virtue of such actions.

A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger, Galderma US and Offeror believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, Galderma US and Offeror have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Galderma US and Offeror reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Galderma US and Offeror take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Galderma US and Offeror may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Galderma US and Offeror might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14 — “Conditions of the Offer.”

Antitrust.  Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Galderma US by virtue of Offeror’s acquisition of Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Galderma US has filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on March 3, 2008, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m.,

New York City time, on the 15th calendar day after the filing which is March 18, 2008, unless Galderma US receives a request for additional information or documentary material or the FTC and the Antitrust Division grant early termination prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Galderma US, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Galderma US’s substantial compliance with that request. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or legal holiday, then the period is extended until the end of the next day that is not a Saturday, Sunday or legal public holiday. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Galderma US’s consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although CollaGenex is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither CollaGenex’s failure to make those filings nor a request made to CollaGenex from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as Galderma US’s acquisition of Shares in the Offer and the Merger. At any time before or after Offeror’s purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Galderma US, Offeror, CollaGenex or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14 — “Conditions of the Offer.”

Based upon an examination of publicly available information relating to the businesses in which CollaGenex is engaged, however, Galderma US and Offeror believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Galderma US and Offeror cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14 — “Conditions of the Offer.”

16.	FEES AND EXPENSES

Galderma US has retained Innisfree M&A Incorporated as Information Agent in connection with the Offer. The Information Agent may contact the CollaGenex stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Galderma US will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Galderma US has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, Galderma US has retained American Stock Transfer & Trust Company as the Depositary. Galderma US will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Galderma US will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Galderma US will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.	MISCELLANEOUS

Galderma US and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Galderma US and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Galderma US and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Galderma US and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the CollaGenex stockholders in that state. Galderma US and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, CollaGenex has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of CollaGenex’s board of directors with respect to the Offer and the reasons for the recommendation of CollaGenex’s board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Information Concerning CollaGenex” and Section 9 — “Information Concerning Galderma US and Offeror.”

Neither Galderma US nor Offeror has authorized any person to give any information or to make any representation on behalf of either Galderma US or Offeror not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Galderma US, Offeror, CollaGenex or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

GALDERMA ACQUISITION INC.
March 10, 2008

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF GALDERMA US AND OFFEROR

1.	GALDERMA LABORATORIES, INC.

The following tables set forth the name and present principal occupation or employment, and material occupations, positions, officers or employment for the past five years of each director and executive officer of Galderma Laboratories, Inc. Unless otherwise indicated, the business address for each of the directors and executive officers listed in the following tables is 14501 North Freeway, Fort Worth, Texas, 76177. Except as otherwise specified below, all directors and executive officers of Galderma Laboratories, Inc. are citizens of the United States.

Directors

Name	Principal Occupation, Employment History and Address

Humberto Antunes	Chief Executive Officer of Galderma Pharma S.A. since June 2004. From January 2002 to June 2004, President of Galderma Laboratories, Inc.
Business address: Tour Europlaza, La Défense 4, F-92927 La Defense Cedex, France.
Pierre Libmann	Chief Financial Officer of Galderma Pharma S.A. since August 2004. From March 2003 to August 2004, Controller, Worldwide Gases and Equipment Portfolio Management of Air Products & Chemicals, Inc.
Business address: Tour Europlaza, La Défense 4, F-92927 La Defense Cedex, France.
Albert Draaijer	President of Galderma Laboratories, Inc. and Head of North American Operations of Galderma Pharma S.A. since June 2004. From 2001 to June 2004, Vice President, Europe, Middle East, Africa, Australia and Asia of Galderma Pharma S.A.

Executive Officers

Name	Principal Occupation, Employment History and Address

Albert Draaijer	See information set forth above.
Anne Egger	Vice President, Marketing of Galderma Laboratories, Inc. since April 2005. From April 2004 to April 2005, Vice President, Sales of Galderma Laboratories, Inc. From April 2002 to April 2004, Vice President, Sales and Marketing of Galderma Laboratories, Inc.
Bill Carson	Vice President, Medical and Regulatory Affairs of Galderma Laboratories, Inc. since June 2004. From March 2003 to June 2004, Vice President, Global Projects of Bayer Consumer Care Products.
Ken Ferrell	Vice President, Commercial Operations Services of Galderma Laboratories, Inc. since April 2005. From January 2001 to April 2005, Vice President, Information Technology of Galderma Laboratories, Inc.
Brant Schofield	Vice President, Finance of Galderma Laboratories, Inc. since April 2007. From April 2004 to April 2007, Vice President, Finance and Treasurer of Galderma Laboratories, Inc. From July 2002 to April 2004, Assistant Treasurer of Galderma Laboratories, Inc.

Name	Principal Occupation, Employment History and Address

Quintin Cassady	Secretary and General Counsel of Galderma Laboratories, Inc. and Galderma Laboratories, L.P. since May 2001. Vice President, General Counsel of Galderma Laboratories, L.P. since January 2005. From January 2000 to May 2001, Assistant Secretary of Galderma Laboratories, Inc.
Yon Choi	Treasurer of Galderma Laboratories, Inc. since April 2007. From April 2006 to April 2007, Assistant Treasurer of Galderma Laboratories, Inc. From December 2006 to April 2006, Director of Finance of Galderma Laboratories, L.P. From July 2004 to December 2006, Controller of Galderma Laboratories, L.P. From August 2002 to July 2004, Accounting Manager of Galderma Laboratories, L.P.

2.	GALDERMA ACQUISITION INC.

The following tables set forth the name and present principal occupation or employment, and material occupations, positions, officers or employment for the past five years of each director and executive officer of Galderma Acquisition Inc. Unless otherwise indicated, the business address for each of the directors and executive officers listed in the following tables is 14501 North Freeway, Fort Worth, Texas, 76177. Except as otherwise specified below, all directors and executive officers of Galderma Acquisiton Inc. are citizens of the United States.

Directors

Name	Principal Occupation, Employment History and Address

Albert Draaijer	See information set forth above.
Quintin Cassady	See information set forth above.

Executive Officers

Name	Principal Occupation, Employment History and Address

Humberto Antunes	See information set forth above.
Quintin Cassady	See information set forth above.
Albert Draaijer	See information set forth above.

Mr. Antunes is a citizen of Brazil; Mr. Libmann is a citizen of France; Mr. Draaijer is a citizen of the Netherlands.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each CollaGenex stockholder or the CollaGenex stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):	By Hand:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department	Attn: Reorganization Department
Attn: Reorganization Department	Facsimile: 718-234-5001	59 Maiden Lane
6201 15th Avenue		New York, NY 10038
Brooklyn, NY 11219	Confirm by Phone: 877-248-6417 (Toll-Free) or 718-921-8317 (Collect)

You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Galderma US’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Shareholders Call Toll-Free: 877-800-5185
Banks and Brokers Call Collect: 212-750-5834